Exhibit 99.1

Ionic Digital Receives Base Load Provisional Classification in ERCOT’s Batch Zero Process
Washington, Sept. 10, 2026 – Ionic Digital Inc. (Nasdaq: IOND) ("Ionic Digital" or the "Company") is providing an update on the Electric Reliability Council of Texas, Inc.’s ("ERCOT") Batch Zero process for the planned energization of the final 466 megawatt (“MW”) tranche of the existing energized load at the Ward County campus.
Texas-New Mexico Power ("TNMP"), the Company's interconnecting transmission service provider for the Ward County campus, informed the Company that ERCOT has provisionally classified Ionic Digital’s remaining 466 MW energization request needed to reach its full previously requested demand for the Ward County campus Large Load request as Base Load in the Batch Zero process.
Energization of this remaining 466 MW tranche would bring the Ward County campus to its full aggregate demand of 700 MW. The Company continues to target energization of the final tranche by the end of 2027.
This classification remains provisional and is subject to ERCOT’s ongoing verification, audit process and final classification determination, with oversight by the Public Utility Commission of Texas (“PUCT”). Ionic Digital is fully participating in that process and shares Governor Greg Abbott’s focus on grid reliability and the responsible development of data centers in Texas.
About Ionic Digital
Ionic Digital is the fast-track provider of High-Performance Computing (HPC) and data center infrastructure, designed to drive stability in the rapidly evolving AI landscape. In an industry where constrained power and extended development timelines cause bottlenecks, Ionic Digital delivers certainty in performance, scalability and speed to market, providing fully ready assets and the rigorous due diligence required for the world’s most intensive AI workloads. Led by a seasoned team with deep experience developing hundreds of megawatts and raising billions in capital, Ionic Digital is the definitive, trusted foundation for the future of AI.
To learn more, visit ionicdigital.com and follow us on X and LinkedIn.

Investor Contacts:
Hannah Stuckey, Director of Investor Relations
hannah.stuckey@ionicdigital.com

Gateway Group
ionic@gateway-grp.com

Exhibit 99.1
Media Contact:
pr@ionicdigital.com

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of applicable securities laws. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions.
When the Company and its management use words such as “target”, "may," "will," "intend," "should," "believe," "expect," "anticipate," "project," "estimate,” “plans,” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements.
Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause actual results to differ materially from the Company's expectations discussed in the forward-looking statements. These statements are subject to uncertainties and risks including, but not limited to, market conditions, competitive dynamics, regulatory changes, and other factors discussed in the "Risk Factors" section of the Company's prospectus and the Company’s other filings with the SEC. Forward-looking statements speak only as of the date of the release and the Company undertakes no obligation to update them except as required by law.
For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. Additional factors are discussed in the Company's filings with the SEC, available at www.sec.gov.